EXHIBIT 4.6

COST PLUS, INC.

DEFERRED COMPENSATION PLAN

As amended and restated effective May 21, 2004

TABLE OF CONTENTS

(Continued)

-ii-

COST[w1] PLUS, INC.

DEFERRED COMPENSATION PLAN

As amended and restated effective May 21, 2004

THE COST PLUS, INC. DEFERRED COMPENSATION PLAN (the “Plan”) is adopted effective October 1, 1997, and amended and restated effective May 21, 2004, by COST PLUS, INC., a California corporation (“Company”), for the purpose of providing a tax-deferred capital accumulation program through the deferral of Salary and Bonuses as well as additional corporate contributions to a select group of management or highly compensated employees of the Company and its subsidiaries. This Plan is intended to be an unfunded, nonqualified deferred compensation plan. Plan participants shall have the status of unsecured creditors of the Company with respect to the payment of Plan benefits.

ARTICLE I

DEFINITIONS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following definitions shall govern the Plan:

1.1 “Accounts” means the book entry account(s) established under the Plan for each Participant to which are credited Salary Deferrals, Bonus Deferrals, Company Credits, and the Interest with respect thereto. Account balances shall be reduced by any distributions made to the Participant or the Participant’s Beneficiary(ies) therefrom and any charges that may be imposed on such Account pursuant to the terms of the Plan.

1.2 “Benchmark Fund” shall mean one or more of the mutual funds or contracts selected by the Committee pursuant to Section 5.3.1.

1.3 “Beneficiary” means one, some, or all (as the context shall require) of those persons, trusts or other entities designated by a Participant to receive the undistributed value of his or her Account following the Participant’s death.

1.4 “Benefit Distribution Election” means the election, whereby a Participant may elect an optional form of Benefit distribution pursuant to Section 6.5.3, a planned Distribution Date pursuant to Section 6.3 or an early-withdrawal of Benefits pursuant to Section 6.8. Such election shall be made in such manner as may be prescribed by the Committee from time to time.

1.5 “Benefit(s)” means the total vested amount credited to a Participant’s Account.

1.6 “Board of Directors” or “Board” means the Board of Directors of the Company.

1.7 “Bonus” shall mean cash amounts, if any, paid under such of the Employer’s bonus plans as may be applicable to a Participant.

1.8 “Bonus Deferral” means the amount or percentage of a Participant’s Bonus that the Participant elects to defer pursuant to Article III.

1.9 “Change of Control” means (a) the purchase or other acquisition by any person(s) or entity(ies), within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Act”) or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 under the Act) of thirty percent (30%) or more of the outstanding shares of common stock or the combined voting power of the Employer’s outstanding voting securities; (b) the approval by the Employer’s shareholders of a reorganization, merger or consolidation transaction when after such transaction the Employer’s shareholders own less than fifty percent (50%) of the combined voting power owned before such transaction; (c) a dissolution or liquidation of the Employer; or (d) the sale of all or substantially all of the Employer’s assets.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Committee” means the Deferred Compensation Committee composed of five or more (but always an odd number) individuals appointed by the Board, or following a Change of Control, by the Committee, to function as the Plan administrator. The Deferred Compensation Committee shall interpret and administer this Plan and take such other actions as may be specified herein.

1.12 “Company” means Cost Plus, Inc., a California corporation, and any successor organization thereto.

1.13 “Company Credit” means an amount credited to a Participant’s Account by the Company in its discretion on behalf of a Participant pursuant to Article IV.

1.14 “Deferral Election” means the election whereby a Participant elects to make Salary Deferrals and/or Bonus Deferrals to the Plan. Such Deferral Election shall be made in such manner as may be prescribed by the Committee from time to time.

1.15 “Distribution Date” means the date on which distribution of a Participant’s Benefits is made or commenced pursuant to Article VI.

1.16 “Effective Date” means the date on which the Plan shall be first effective, which is October 1, 1997.

1.17 “Eligible Employee” means an employee of the Employer who is designated by the Committee, in its sole discretion, as a member of the select group of management and highly compensated employees who are eligible to participate in the Plan.

1.18 “Employer” means the Company or a subsidiary thereof that has adopted this Plan.

1.19 “Entry Date” means March 1 of each year.

1.20 “Independent Plan Administrator” means the entity selected by the Committee pursuant to Section 9.5 hereof.

1.21 “Initial Entry Date” means October 1, 1997, or, if later, the first day of the month following the date on which an individual is designated as an Eligible Employee who is eligible to participate in the Plan.

1.22 “Interest” means the investment return or loss determined in accordance with Article V, which shall be credited to the Participant’s Account.

1.23 “Interest Rate” shall have the meaning set forth in Section 5.3.3.

1.24 “Participant” means an Eligible Employee who has elected to participate in the Plan by submitting a Deferral Election to the Committee. A Participant shall also mean an Eligible Employee for whom Company Credits are made, regardless of whether such Eligible Employee has submitted a Deferral Election Form.

1.25 “Plan” means this Cost Plus, Inc. Deferred Compensation Plan, effective October 1, 1997, as it may be amended from time to time in the future.

1.26 “Plan Year” means the 12-month period beginning on March 1 and ending on February 28 of each calendar year, except the first Plan Year shall be the period commencing on the Effective Date and next ending on February 28 thereafter.

1.27 “Salary” shall mean the base salary paid by the Employer, but shall not include any other form of compensation, whether taxable or non-taxable, including, but not limited to, Bonuses, commissions, incentive payments, non-monetary awards and other forms of additional compensation.

1.28 “Salary Deferral” means the amount or percentage of a Participant’s Salary that the Participant has elected to defer pursuant to Article III.

1.29 “Total Disability” means a determination by the Social Security Administration that the Participant is totally and permanently disabled and eligible for Social Security disability benefits or by the insurer under the Company’s long-tern disability insurance policy that the Participant is disabled and eligible for long-term disability benefits under such policy.

1.30 “Trust” means the legal entity created by the Trust Agreement.

1.31 “Trust Agreement” means that trust agreement entered into in connection with this Plan and any amendments thereto. The Trust Agreement is attached to this Plan as Exhibit A.

1.32 “Trustee” means the original Trustees named in the Trust Agreement and any duly appointed successor or successors thereto.

1.33 “Year of Service” means a period of 12 consecutive months during which the Participant is employed by the Employer. Employment commences on the date the Participant first performs an hour of service for the Employer and ends on the date that the Participant quits, retires, is discharged, is determined to be Totally Disabled or dies.

ARTICLE II

ELIGIBILITY

2.1 Eligibility. Eligibility for participation in the Plan shall be limited to key management or highly compensated employees of the Employer who are selected by the Committee, in its sole discretion, to participate in the Plan. Individuals who are in this select group shall be notified as to their eligibility to participate in the Plan.

2.2 Commencement of Participation. An Eligible Employee may begin participation in the Plan upon his Initial Entry Date or any subsequent Entry Date thereafter, subject to making a Deferral Election Form pursuant to Article III. In addition, participation of an Eligible Employee who has not otherwise commenced participation in the Plan, shall commence when a Company Credit is made to the Account of such Eligible Employee pursuant to the provisions of Article IV.

2.3 Cessation of Participation. Active participation in the Plan shall end when a Participant’s employment terminates for any reason. No contributions to the Plan shall be made with respect to Salary or Bonuses paid after such termination date. Upon termination of employment, a Participant shall remain an inactive Participant in the Plan until all of the Benefits to which he or she is entitled under this Plan have been paid in full.

ARTICLE III

DEFERRALS

3.1 Salary Deferrals.

3.1.1 As of the Participant’s Initial Entry Date, the Participant may elect to reduce his or her Salary by the amount or percentage (up to a maximum of 70% of Salary) set forth in a written and signed Deferral Election that is filed with the Committee. Salary Deferrals shall be subject to the limitations of Section 3.3 below. The Salary Deferral shall not be paid to the Participant, but shall be withheld from the Participant’s Salary and an amount equal to the Salary Deferral shall be credited to the Participant’s Account.

3.1.2 Each election to make or cease Salary Deferrals shall apply only to Salary earned after the effective date of such election. Generally, Salary Deferrals shall commence on the first day of the pay period which begins on or after the effective date of the election.

3.1.3 An election to make Salary Deferrals shall be revocable throughout the Plan Year for which it was made. If a Participant revokes his or her election to make Salary Deferrals, no further Salary Deferrals shall be made with respect to such Participant until the subsequent Plan Year. Effective as of any subsequent Plan Year, a Participant may modify or terminate an election to make Salary Deferrals by filing a new election for such subsequent Plan Year.

3.1.4 Unless amended to cease or modify Salary Deferrals, the Participant’s Salary Deferral election shall continue in effect until the Participant terminates employment with the Employer.

3.2 Bonus Deferrals.

3.2.1 As of the Participant’s Initial Entry Date, and the first day of each Plan Year thereafter, the Participant may elect to reduce his or her cash Bonus payable with respect to the Plan Year by the amount or percentage (up to a maximum of 100%) set forth in a written and signed Deferral Election Form that is filed with the Committee. Bonus Deferrals shall be subject to the limitation provisions of Section 3.3 below. The Bonus Deferral shall not be paid to the Participant, but shall be withheld from the Participant’s Bonus payments and an amount equal to the Bonus Deferral shall be credited to the Participant’s Account. For purposes of this Section 3.2, a Bonus shall be payable with respect to a Plan Year if it relates to a Plan Year or is calculated based on performance during a Plan Year, regardless of when such Bonus is actually paid.

3.2.2 Notwithstanding any other provision herein to the contrary, a Participant may make a Bonus Deferral election upon his or her Initial Entry Date only if such Initial Entry Date is at least six (6) months prior to the end of the Plan Year in which such Initial Entry Date occurs. Thereafter, a Participant’s election to make Bonus Deferrals for any Plan Year shall be effective only if it is received by the Committee by the February 15 immediately preceding the first day of the Plan Year

3.2.3 An election to make Bonus Deferrals shall be irrevocable throughout the Plan Year for which it was made. A Participant’s Bonus Deferral election shall be valid only for the Bonus, if any, payable with respect to the Plan Year for which it was made. A new Bonus Deferral election must be filed each year.

3.3 Limitations on Deferrals. A Participant’s Salary Deferrals and Bonus Deferrals shall be limited as follows:

3.3.1 A Participant must defer a minimum of $2,500 each Plan Year. This minimum deferral amount may be satisfied by Salary Deferrals, Bonus Deferrals or a combination of both. In the event the total deferral in a Plan Year is less than $2,500, the amount deferred during that Plan Year shall be paid out to the Participant as soon as administratively feasible after the end of the Plan Year.

3.3.2 The Participant’s Salary and/or Bonus Deferral elections shall be reduced by the amount(s), if any, which may be necessary:

3.3.2.1 To satisfy all applicable income and employment tax withholding and FICA contributions;

3.3.2.2 To satisfy all garnishments or other amounts required to be withheld by applicable law or court order.

3.3.2.3 To satisfy contributions under the Company’s employee stock purchase plan and other welfare benefit plans.

Any salary deferral elections made under a 401(k) Plan shall be determined based on the Participant’s compensation after reduction for the Salary Deferral and/or Bonus Deferral Contributions to this Plan.

3.4 Time for Making Deferral Elections. A Deferral Election for a Participant’s initial participation must be received by the Committee within thirty (30) days of the Participant’s Initial Entry Date and shall be effective as of the first period which begins thereafter. A Deferral Election for any subsequent Plan Year must be received by the Committee by the February 15 preceding the first day of such Plan Year and shall be effective for the first pay period which begins in the Plan Year for which such election is made.

3.5 Vesting. Salary Deferrals, Bonus Deferrals and the Interest credited to the Participant’s Account with respect thereto shall be 100% vested at all times.

ARTICLE IV

COMPANY CREDITS

4.1 Company Credits. In addition to Salary and Bonus Deferrals, a Participant’s Account shall be credited with such amounts and at such times as the Employer may, in its sole discretion, determine and communicate to the Participant. The Employer shall be under no obligation to continue to make Company Credits and may discontinue or change the amount or method of calculating the amount of such Company Credits at any time.

4.2 Vesting. A Participant shall vest in his or her Company Credits and the Interest credited to the Participant’s Account with respect to such amounts and at such times as the Company may, in its sole discretion, specify.

ARTICLE V

ACCOUNTS

5.1 Account. An Account shall be established and maintained for each Participant. The Participant’s Account shall be credited with the Participant’s Salary Deferrals, Bonus Deferrals and Company Credits, if any, made on behalf of each Participant. The Participant’s Account shall be credited (debited) with the applicable Interest, as set forth in Section 5.2. The Participant’s Account shall be reduced by distributions therefrom and any charges which may be imposed on the Account pursuant to the terms of the Plan.

5.2 Interest Credited to Accounts at Least Monthly. Each Account shall be credited (debited) monthly, or more frequently as the Committee may specify, in an amount equal to the Account balance on the first day of the prior month multiplied by the Interest Rate.

5.3 Determination of Interest Rate.

5.3.1 The Company shall designate the particular funds or contracts which shall constitute the Benchmark Funds, and may, in its sole discretion, change or add to the Benchmark Funds; provided, however, that the Committee shall notify the Participants of any such change prior to the effective date thereof.

5.3.2 Each Participant may select among the Benchmark Funds and specify the manner in which his or her Account shall be deemed to be invested, solely for purposes of determining the Participant’s Interest Rate. The Committee shall establish and communicate the rules, procedures and deadlines for making and changing Benchmark Fund selections. The Company shall have no obligation to acquire investments corresponding to the Participant’s Benchmark Fund selections.

5.3.3 The Interest Rate is the investment return, net of administrative fees and investment management fees and other applicable fees or charges, of the Benchmark Fund(s) designated by Participant and other applicable fees or charges. The Interest Rate may be negative if the applicable Benchmark Fund(s) sustain a loss.

ARTICLE VI

BENEFIT DISTRIBUTIONS AND ACCOUNT WITHDRAWALS

6.1 Benefit Amount. The value of the Participant’s Benefit shall be equal to the vested value of the Participant’s Account on the last day of the calendar month prior to the Distribution Date, adjusted for any Salary or Bonus Deferrals or withdrawals which have been subsequently credited thereto or made therefrom prior to the Distribution Date.

6.2 Timing of Distributions. Benefits shall be paid (or installment payments shall commence) as soon as practicable after the earlier of

6.2.1 The first day of the month following the end of the calendar quarter in which the Participant’s employment with the Employer terminates; or

6.2.2 The Distribution Date designated by the Participant at least two years in advance in accordance with Section 6.3; or

6.2.3 The date that the Plan is terminated in accordance with Section 9.4.

6.3 Planned Benefit Distributions.

6.3.1 Two-Year Advance Election. A Participant may elect a Distribution Date by filing a Benefit Distribution Election at such time and in such manner as the Committee shall specify. Such Benefit Distribution Election shall specify a Distribution Date that is at least two years after the date the Benefit Distribution Election is received by the Committee. Except as otherwise provided in this Article VI the Benefit Distribution Election shall apply to the Participant’s Salary Deferrals and Bonus Deferrals and shall also apply to Company Credits, except to the extent the Company has specified otherwise, for the Plan Year(s) specified in the Benefit Distribution Election and the Interest credited thereto until the Distribution Date, or to such lesser dollar amount as may be specified in the Benefit Distribution Election.

6.3.2 Revocation or Amendment of Benefit Distribution Election. A Participant may revoke and/or amend a Benefit Distribution Election by filing a revocation or, an amended Benefit Distribution Election at least twelve (12) months in advance of the Distribution Date specified in the prior Benefit Distribution Election. Any new Distribution Date elected in an amended Benefit Distribution Election must be a date later than the Distribution Date specified in the prior Benefit Distribution Election. A Participant may revoke and/or amend a Benefit Distribution Election no more than twice in such Participant’s lifetime.

6.3.3 Termination Before the Planned Distribution Date. Notwithstanding any prior Benefit Distribution Election, if the Participant terminates employment with the Employer before his elected Distribution Date, distribution of the Participant’s Account shall commence as soon as administratively feasible after the first day of the month following the end of the quarter in which the employment termination occurs.

6.4 Distribution Following a Change of Control. In the event of a Change of Control, as defined in Section 1.9, the Committee may decide, in its sole discretion, that the Plan shall be terminated and all Accounts shall be distributed as soon as administratively feasible after the termination date of the Plan.

6.5 Form of Distribution of Benefits.

6.5.1 Installment Payments. Except as provided in Section 6.5.3, below, if all of the following requirements are met, the Participant’s Benefits shall be distributed in 60 quarterly installment payments:

6.5.1.1 The value of the Benefits payable, determined in accordance with Section 6.1, exceeds $25,000 and the Participant has completed at least five Years of Service for the Employer; and

6.5.1.2 Benefits are payable on account of a termination of employment (A) after the Participant has attained age 55, or (B) as the result of the Participant’s Total Disability.

6.5.2 Lump Sum Payments. If the requirements set forth in Section 6.5.1 are not satisfied, then the Participant’s Benefits shall be paid in a lump sum cash payment.

6.5.3 Optional Form of Payment. A Participant who satisfies the requirements for installment payments set forth in Section 6.5.1 may elect to have his or her Benefits paid in one of the following optional forms of payment:

6.5.3.1 Lump sum cash payment;

6.5.3.2 20 quarterly installments;

6.5.3.3 40 quarterly installments.

6.5.4 An election to receive an optional form of payment may be made, revoked or amended by filing a written Benefit Distribution Election, in the form required by the Committee, at least one year in advance of the Distribution Date.

In the absence of such timely filed election (or revocation or amendment thereof), the value of such Participant’s Benefits shall be distributed in accordance with a previously timely filed Benefit Distribution Election, and if there are none, in accordance with the provisions of Section 6.5.1 or 6.5.2, above.

6.5.5 Installment Amounts. For purposes of this Section 6.5, installment payments shall be substantially equal payments. The amount of each payment shall be determined by dividing the value of the Participant’s Benefits at the time of such installment by the number of payments remaining.

6.6 Method of Distribution Following Plan Termination. Generally, all Benefits shall be paid in a lump sum cash payment following termination of the Plan. Notwithstanding the foregoing, if a lump sum payment will result in an “excess parachute payment” to a Participant, as that term is defined in the Internal Revenue Code, the Committee, in its sole discretion, may determine that such Participant’s Account shall be paid by some other method.

6.7 Death Benefits. If a Participant dies before his Benefit payments have commenced, then such Participant’s Benefits shall be paid to his designated Beneficiary in a lump sum cash payment as soon as administratively feasible after the Committee is notified of the Participant’s death and receives evidence satisfactory to it thereof.

6.8 Early Withdrawal. Notwithstanding any other provision of the Plan, a Participant may withdraw ninety percent (90%) (but not less than 90%) of the total amount of his or her vested Benefits at any time. The amount so withdrawn shall be paid in a single lump sum. Upon such withdrawal, the remaining ten percent (10%) of the total vested Benefits and any unvested Company Credits, shall be forfeited and the Participant shall have no further right thereto. Such Participant shall be prohibited from making any further Salary Deferrals or Bonus Deferrals pursuant to the Plan and no Company Credits shall be made to the Participant’s Account for the remainder of the Plan

Year in which an early withdrawal occurs and for the entire Plan Year thereafter. A Participant shall be permitted to take a maximum of two early withdrawals.

6.9 Financial Hardship Withdrawal. With the consent of the Committee, a Participant may withdraw up to one hundred percent (100%) of his or her vested Benefits as may be required to meet a sudden unforeseeable financial emergency of the Participant. Such hardship distribution shall be subject to the following provisions:

6.9.1 The hardship withdrawal must be necessary to satisfy the unforeseeable emergency and no more may be withdrawn than is required to relieve the financial need after taking into account other resources that are reasonably available to the Participant for this purpose.

6.9.2 The Participant must certify that the financial need cannot be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need; (iii) by discontinuing the Participant’s Salary and Bonus Deferrals; or (iv) by borrowing from commercial sources on reasonable commercial terms.

6.9.3 An unforeseeable financial emergency is a severe financial hardship to Participant resulting from a sudden and unexpected illness or accident of Participant or of a dependent of Participant (as defined in Section 152(a) of the Internal Revenue Code), loss of Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Participant. Neither the need to pay tuition expenses on behalf of the Participant or the Participant’s spouse or children nor the desire to purchase a home shall be considered an unforeseeable emergency.

6.9.4 The Committee, in its sole discretion, shall determine if there is an unforeseeable financial emergency, if the Participant has other resources to satisfy such emergency and the amount of the hardship withdrawal that is required to alleviate the Participant’s financial hardship.

6.9.5 A Participant shall be prohibited from making any further Salary Deferrals and Bonus Deferrals and the Employer shall not make any Company Credits pursuant to the Plan for the remainder of the Plan Year in which a financial hardship withdrawal occurs and for the entire Plan Year thereafter.

6.10 Limitation on Distributions to Covered Employees Prior to a Change of Control. Notwithstanding any other provision of this Article VI in the event that, prior to a Change of Control, the Participant is a “covered employee” as that term is defined in Section 162(m)(3) of the Code, or would be a covered employee if Benefits were distributed in accordance with his or her Benefit Distribution Election or early withdrawal request, the maximum amount which may be distributed from the Participant’s Account in any Plan Year shall not exceed one million dollars ($1,000,000) less the amount of compensation paid to the Participant in such Plan Year which is not “performance-based” (as defined in Code Section 162(m)(4)(C)), which amount shall be reasonably determined by the Committee at the time of the proposed distribution. Any amount which is not distributed to the Participant in a Plan Year as a result of this limitation shall be distributed to the Participant in the next Plan Year, subject to compliance with the foregoing limitation set forth in this Section 6.10.

6.11 Tax Withholding. Distribution and withdrawal payments under this Article VI shall be subject to all applicable withholding requirements for state and federal income taxes and to any other federal, state or local taxes that may be applicable to such payments.

ARTICLE VII

BENEFICIARIES

7.1 Designation of Beneficiary. The Participant shall have the right to designate on such form as may be prescribed by the Committee, one or more Beneficiaries to receive any Benefits due under Article VI which may remain unpaid on the date of the Participant’s death. The Participant shall have the right at any time to revoke such designation and to substitute one or more other Beneficiaries.

7.2 No Designated Beneficiary. If, upon the death of the Participant, there is no valid Beneficiary designation, the Beneficiary shall be the Participant’s surviving spouse. In the event there is no surviving spouse, then the Participant’s Beneficiary shall be the Participant’s estate.

ARTICLE VIII

TRUST OBLIGATION TO PAY BENEFITS

8.1 Deferrals Transferred to the Trust. The Employer may transfer Salary Deferrals, Bonus Deferrals or Company Credits, if any, made by or on behalf of a Participant to the Trustee to be held pursuant to the terms of the Trust Agreement.

8.2 Source of Benefit Payments. All benefits payable to a Participant hereunder shall be paid by the Trustee to the extent of the assets held in the Trust by the Trustee, and by the Employer to the extent the assets in the Trust are insufficient to pay a Participant’s Benefits as provided under this Plan.

8.3 Investment Discretion. The Benchmark Funds established pursuant to Section 5.3 shall be for the sole purpose of determining the Interest Rate to be used for determining the Interest credited to the Participant’s Account. Neither the Trustee nor the Committee shall have any obligation to invest the Participants’ Account in accordance with his deemed investment directions or in any other investment.

8.4 No Secured Interest. Except as otherwise provided by the Trust Agreement, the assets of the Trust, shall be subject to the claims of creditors of the Employer. Except as provided in the Trust Agreement, the Participant (or the Participant’s Beneficiary) shall be a general unsecured creditor of the Employer with respect to the payment of Benefits under this Plan.

ARTICLE IX

PLAN ADMINISTRATION, AMENDMENT AND TERMINATION

9.1 Committee Powers and Responsibilities. The Committee shall have complete control of the administration of the Plan herein set forth with all powers necessary to enable it properly to carry out its duties in that respect. Not in limitation, but in amplification of the foregoing, the Committee shall have the power and authority to:

9.1.1 Construe the Plan and Trust Agreement to determine all questions that shall arise as to interpretations of the Plan’s provisions including determination of which individuals are Eligible Employees and the determination of the amounts credited to a Participant’s Account, and the appropriate timing and method of Benefit payments;

9.1.2 Establish reasonable rules and procedures which shall be applied in a uniform and nondiscriminatory manner with respect to Deferral Elections and Benefit Distribution Elections;

9.1.3 Establish the rules and procedures by which the Plan will operate that are consistent with the terms of the Plan documents;

9.1.4 Compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan;

9.1.5 Adopt amendments to the Plan document and/or the Trust Agreement which are deemed necessary or desirable to facilitate administration of the Plan and/or to bring these documents into compliance with all applicable laws and regulations, provided that the Committee shall not have the authority to adopt any Plan amendment that will result in increased Company Credits or substantially increased administrative costs unless such amendment is contingent upon ratification by the Board before becoming effective;

9.1.6 Employ such persons or organizations to render service or perform services with respect to the administrative responsibilities of the Committee under the Plan as the Committee determines to be necessary and appropriate, including but not limited to attorneys, accountants, and benefit, financial and administrative consultants;

9.1.7 Select, review and retain or change the Benchmark Funds which are used for determining the Interest Rate under the Plan;

9.1.8 Select, review and retain or change the Benchmark Funds used to determine the Interest Rate;

9.1.9 Direct the investment of the assets of the Trust;

9.1.10 Review the performance of the Trustee with respect to the Trustee’s duties, responsibilities and obligations under the Plan and Trust Agreement.

9.1.11 Take such other action as may be necessary or appropriate to the management and investment of the Plan assets.

9.2 Decisions of the Committee. Decisions of the Committee made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Participants and their legal representatives or Beneficiaries. Any discretion granted to the Committee shall be exercised in accordance with rules and policies established by the Committee.

9.3 Plan Amendment. This Plan may be amended by the Company at any time in its sole discretion. Additionally, the Plan may be amended upon an action of the members of the Committee, subject to the provisions in Section 9.1.1. However, no amendment may be made that alters the nature of a Deferral Election or Benefit Distribution Election or which would reduce the amount credited to a Participant’s Account on the date of such amendment; and provided further that no amendment that affects the Trustee’s duties and obligations under the Plan may be made without the Trustee’s consent.

9.4 Plan Termination. The Committee may terminate the Plan in its entirety at any time upon fifteen (15) days notice to the Participants. The termination of the Plan shall automatically revoke all outstanding Benefit Distribution Elections and all elections to have Benefits paid in installments. If the Plan is terminated, all benefits shall be paid as set forth in Section 6.6. Any amounts remaining in the Trust after all benefits have been paid shall revert to the Employer.

9.5 Independent Plan Administrator. In the event of a Change of Control, the Committee may, in its sole discretion, engage an Independent Plan Administrator to assume administrative duties relating to the Plan under the direction of the Committee. The fees and expenses of the Independent Plan Administrator shall be paid by the Company.

9.6 No New Participants Following Change of Control. No individual may commence participation in the Plan following a Change of Control.

9.7 Deferrals Following a Change of Control. Deferrals shall continue after a Change of Control until, (i) with respect to Salary Deferrals, the first regularly scheduled salary payroll date on or after the Change of Control, and (ii) with respect to Bonus Deferrals, the first regularly scheduled bonus pay date on or after the Change of Control.

9.8 Post-Change of Control Election Change. Subject to the terms, conditions and penalties imposed by the Committee, in its sole discretion, following a Change of Control, each Participant may be afforded the opportunity to elect to change how and when his or her Accounts under the Plan shall be distributed (“Post-COC Election”). Such a Post-COC Election shall be made within the time and on a form as may be prescribed by the Committee, provided that a Post-COC Election may be made no later than the 90th day after the date of the Change of Control. A Post-COC Election shall be binding on the Participant, Independent Plan Administrator, the Trustee, the Company and any successor to the Company and shall supersede any prior election for the Account to which it applies.

ARTICLE X

MISCELLANEOUS

10.1 No Assignment. The right of any Participant, any Beneficiary, any Policy Beneficiary or any other person to the payment of any benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

10.2 Successors. This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

10.3 No Employment Agreement. Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Employer as an employee.

10.4 Attorneys’ Fees. If the Employer, the Participant, any Beneficiary, any Policy Beneficiary, the Trustee and/or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing parry in such legal action shall be reimbursed by the other party, the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

10.5 Arbitration. Any dispute or claim relating to or arising out of this Plan shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California.

10.6 Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of California.

10.7 Indemnification. The Committee and each of its members are indemnified by the Company against any and all liabilities incurred by reason of any action taken in good faith pursuant to the provisions of the Plan.

10.8 Entire Agreement. This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Employer other than those as set forth or provided for herein.